Exhibit 10.8

March 7, 2025

Roger Wells [***] [***]

Subject: Offer of Employment

Dear Roger,

We are pleased to confirm our offer of full-time employment with AEVEX Aerospace (“AEVEX” or the “Company”) for the position of President. Our goal is for you to assume the position of Chief Executive Officer (CEO) of the Company within 9 months. Your work location will be remote (Alabama). However, extensive travel as required to perform the duties of your role is expected. While relocation is not a requirement of employment, if you and the Company mutually agree that the needs of the Company would benefit from your relocation, the Company will provide relocation assistance.

You will report to Brian Raduenz, CEO, and will have the rest of the C-suite reporting directly to you. Your anticipated start date is March 24, 2025, and the start of your employment is contingent upon successful completion of the following requirements:

•	Completion of a satisfactory background check along with completion of preliminary government security clearance requirement.

•	Completion and passing (no trace of illegal drugs) of an independent lab administered drug-screening test within 5 days of accepting your offer.

Rate of Pay: Your compensation will be based on an exempt annual rate of $475,000, payable in bi-weekly amounts of $18,269.23, less required withholdings for employment taxes, etc. and other authorized deductions. You are not eligible for overtime under FLSA requirements.

Additionally, your compensation package will include the following:

•	For calendar year 2025 only, you will receive a bonus of $237,500 payable as follows:

•	$100,000 to be paid within 30 days of your first day of employment; and

•	$137,500 to be paid no later than the end of Q1/2026 consistent with the Company’s regular annual bonus payment process.

•	Starting in fiscal year 2026, bonus potential of 50-100% of your annual base salary based on your achievement of targets set annually in coordination with MDP.

•	Incentive equity compensation as outlined in a separate agreement.

•	Opportunity to co-invest into AEVEX, and opportunities to coinvest into other MDP portfolio companies as outlined in a separate agreement.

Security Clearance: You must have a SECRET level security clearance to perform your duties as President and as CEO upon transition. Given the needs of the business, you may apply for additional clearances, however this will not be a condition of employment.

Benefits: You will be eligible the first of the month following your date of hire to participate in the company’s health, dental, life, disability benefits and 401K plans, as may be amended or changed from time to time at levels no less favorable than other senior executives. You will have the opportunity to participate in our 401(k)-retirement plan that includes predefined matching employer contributions as well as our professional development program. You and your dependents will be subject to the terms, conditions, and limitations contained in the applicable plan documents. To learn more about AEVEX Benefits, visit: https://linktr.ee/aevexhr.

Paid Time Off/Holidays: You will be eligible to accrue PTO at the rate and under the terms and conditions set forth in the Employee Handbook. Currently, the accrual rate for your position is set at the rate of 4.61 hours per bi-weekly pay period which annualizes to 120 hours per year. This includes paid sick leave as required by various local laws. In addition, AEVEX Aerospace offers 11 scheduled holidays.

Adjustments and Changes in Employment Status:. Subject to the terms and conditions of your Severance Agreement to be provided under separate cover, you understand that the Company reserves the right in its sole discretion to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer, or disciplinary action, up to and including termination, consistent with the circumstances and needs of the business.

Representation and Warranty of Employee: By signing this offer letter, you are representing and warranting to the Company that the performance of your duties will not violate any of your obligations including, but not limited to, those relating to non-competition or confidentiality, or trade secrets of any other person or entity.

Additional Agreement: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to confidentiality, arbitration, or intellectual property assignments. You further agree that at all times during your employment (and afterward as applicable), you will be bound by and will fully comply with these additional agreements and all applicable Company policies.

•	This offer of employment, the Severance Agreement and incentive equity agreement supersede any prior representations or agreements concerning your employment with the Company, whether written or oral.

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You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company, except those made in this offer, your Severance Agreement or incentive equity agreement. This offer of employment may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

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It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include but is not limited to confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. You must also advise the Company before your employment start date of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers. The Company reserves the right to rescind this offer should it determine that any such restriction poses a legal risk to the Company.

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As required by law, you must complete an I-9 form on the first day of employment with the company. Within three (3) days of your hire date, you must present the Company with documents that prove your eligibility to work in the United States and verify your identity. Only documents included on the government-approved list can be used to prove your identity and eligibility to work in the United States.

All Company benefit plans will be governed by and subject to plan documents and/or written policies. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies at any time, subject to applicable legal requirements.

Roger, we’re confident that your talent, experience, and dedication will add great value to our team and our mission, and that you’ll find AEVEX Aerospace to be a rewarding, fulfilling employment opportunity.

This offer is valid until March 7, 2025. Please submit your acceptance by this date.

Sincerely,	/s/ Allan LeBlanc	3/10/25

Allan LeBlanc

Sr. Director, Human Resources

I accept and agree to the terms listed in this offer letter.

/s/ Charles R Wells IV Roger Wells	3/7/2025 Date